Exhibit 10.9

Amended Compensation Terms for Soumya Das

On May 14, 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Inpixon (the “Company”) approved amendments to the employment terms of Soumya Das, Chief Marketing Officer and Chief Operating Officer, including an increase in base salary to $275,000; an adjustment of his annual bonus to up to $50,000 subject to certain milestones, with tasks, deadlines and amounts that shall be determined by the Company’s Chief Executive Officer; commissions equal to 2% of recognized revenue associated with the indoor positioning analytics business, paid quarterly and subject to Company policies in connection with commissions payable and the addition of a transportation allowance in an amount equal to $1,000 per month, which shall be subject to the terms of an amended employment agreement in such form as shall be determined by the Chief Executive Officer.